EXHIBIT 10.(2)




                              TAX SHARING AGREEMENT


                                 by and between


                          FLORIDA PROGRESS CORPORATION,
                             a Florida corporation,


                                       and


                       ECHELON INTERNATIONAL CORPORATION,
                             a Florida corporation,


                          Dated as of December 16, 1996

                                TABLE OF CONTENTS
                                                                       Page

                                    ARTICLE I


            DEFINITIONS................................................. 2
1.1   General........................................................... 2
1.2   References; Interpretation........................................ 6

                                   ARTICLE II

       PREPARATION AND FILING OF TAX RETURNS............................ 6
2.1   Manner of Preparation............................................  6
2.2   Predistribution Tax Returns......................................  8
2.3   Post-Distribution Tax Returns..  ................................  8

                                   ARTICLE III

             PAYMENT OF TAXES..........................................  8
3.1   Predistribution Taxes.. .........................................  8
3.2   Post-Distribution Taxes..........................................  9
3.3   Reorganization Taxes.  ..........................................  9
3.4   Indemnification..................................................  9

                                   ARTICLE IV

      TAX ATTRIBUTES AND TIMING ADJUSTMENTS ........................... 10
4.1   Carrybacks....................................................... 10
4.2   Deductions or Credits............................................ 11
4.3   Timing Adjustments............................................... 11

                                    ARTICLE V

  TAX AUDITS, TRANSACTIONS AND OTHER MATTERS........................... 13
5.1   Tax Audits and Controversies..................................... 13
5.2   Prior Agreements................................................. 13
5.3   Cooperation...................................................... 14
5.4   Retention of Records; Access..................................... 14
5.5   Dispute Resolution............................................... 14
5.6   Confidentiality; Ownership of Information;
       Privileged Information.......................................... 14

                                   ARTICLE VI


            MISCELLANEOUS.............................................. 15
6.1   Complete Agreement; Construction................................. 15
6.2   Counterparts..................................................... 15
6.3   Survival of Agreements........................................... 15
6.4   Expenses......................................................... 15
6.5   Notices.......................................................... 15
6.6   Waivers.......................................................... 16
6.7   Amendments....................................................... 16
6.8   Assignment....................................................... 16
6.9   Successors and Assigns........................................... 16

                                                                       Page

6.10   Termination..................................................... 16
6.11   Subsidiaries.................................................... 17
6.12   Third Party Beneficiaries....................................... 17
6.13   Title and Headings.............................................. 17
6.14   Schedules....................................................... 17
6.15   GOVERNING LAW................................................... 17
6.16   Consent to Jurisdiction......................................... 17
6.17   Severability.................................................... 18

                              TAX SHARING AGREEMENT

                  This TAX SHARING AGREEMENT, dated as of December 16, 1996, by and between FLORIDA PROGRESS CORPORATION, a Florida corporation ("Florida Progress"), and ECHELON INTERNATIONAL CORPORATION, a Florida corporation and a wholly owned subsidiary of Florida Progress ("Echelon").


                              W I T N E S S E T H:


                  WHEREAS, as of the date hereof, Florida Progress is the common parent of an affiliated group of domestic corporations within the meaning of
Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), including the members of the Echelon Group (as defined below), and the members of the affiliated group have heretofore joined in filing consolidated federal income tax returns;

                  WHEREAS, as of the date hereof, Florida Progress is the common parent of an affiliated group of domestic corporations within the meaning of
Section 220.131(1) of the Florida Income Tax Code, including the members of the Echelon Group (as defined below), and the members of the affiliated group have heretofore joined in filing consolidated state income tax returns;

                  WHEREAS, prior to entering into this Agreement, the Echelon Group consisted of (i) Progress Credit Corporation ("PCC"), a Florida corporation and a direct, wholly owned subsidiary of Progress Capital Holdings, Inc. ("PCH"), (ii) Talquin Development Company ("Talquin"), a Florida corporation and a direct, wholly owned subsidiary of PCC, (iii) Progress Leasing Corporation ("Progress Leasing"), a Florida corporation and a direct, wholly owned subsidiary of PCC, (iv) Echelon, formerly known as PLC Leasing Corporation ("PLC Leasing") and a direct, wholly owned subsidiary of Progress Leasing and
(v) their respective Subsidiaries;

                  WHEREAS, prior to entering into this Agreement, (i) Talquin, merged with and into PCC, (ii) PCC, merged with and into Progress Leasing and
(iii) Progress Leasing, merged with and into Echelon, which, as a result of such mergers, became the successor to Talquin, PCC and Progress Leasing;

                  WHEREAS, PCH, a wholly owned subsidiary of Florida Progress, has distributed the shares of Echelon Common Stock (and Echelon Rights) to Florida Progress and it has been proposed that Florida Progress distribute the shares of Echelon Common Stock (and Echelon Rights) to Florida Progress stockholders (the "Distribution") and, as a result of the Distribution, the Echelon Group will not be included in the consolidated Federal income tax return of Florida Progress for the portion of the year following the Distribution or in future years;

                  WHEREAS, the Distribution is intended to qualify as a tax-free spin-off under Section 355 of the Code;

                  WHEREAS, Florida Progress and Echelon have entered into an agreement (the "Distribution Agreement") to, among other things, allocate certain assets and to allocate and assign responsibility for certain liabilities of the present Florida Progress and its present and former subsidiaries; and

                  WHEREAS, Florida Progress and Echelon desire to allocate the tax burdens and benefits of transactions which occurred on or prior to the Distribution Date and to provide for certain other tax matters, including the assignment of responsibility for the preparation and filing of tax returns, the payment of taxes, and the prosecution and defense of any tax controversies;

                  NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  1.1 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  (a) "Ancillary Agreements" shall mean all of the written agreements, instruments, assignments or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including, without limitation, the Distribution Agreement, the Employee Benefits Allocation Agreement, the Transition Services Agreement, the PCH Note (as defined below), and any exhibit, schedule or appendix to any of the foregoing.

                  (b) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

                  (c) "Consolidated Return" shall mean any consolidated federal or state income tax return of Florida Progress for the period commencing on January 1, 1996, and including members of the Echelon Group through the Distribution Date.

                  (d) "Distribution" shall mean the distribution on the Distribution Date to holders of record of shares of Florida Progress Common Stock as of the Record Date of the Echelon Common Stock owned by Florida Progress on the basis of one Echelon

Common Stock for each 15 outstanding shares of Florida Progress Common Stock.

                  (e) "Distribution Agreement" is defined in the recitals hereto.

                  (f) "Distribution Date" shall mean the date on which the Distribution is effected.

                  (g)  "Echelon" is defined in the recitals hereto.

                  (h) "Echelon Common Stock" shall mean the common stock, par value $.01 per share, of Echelon, together with the Echelon Rights.

                  (i) "Echelon Group" shall mean Echelon and the group of companies which become part of Echelon as a result of the Reorganizations (including PCC, Talquin, and Progress Leasing) as well as any Person which may hereafter be organized or acquired directly or indirectly as an Echelon Subsidiary.

                  (j) "Echelon Investments" means any corporation, partnership or other business entity, in which any member of the Echelon Group has owned or will own any equity interest or other investment and which relates to the business and operations conducted by Echelon or any Echelon Subsidiary, other than a member of the Florida Progress Group.

                  (k) "Echelon Rights" shall mean the preferred stock purchase rights of Echelon issued pursuant to the Rights Agreement dated as of November 15, 1996 by and between Echelon and The First National Bank of Boston, as Rights Agent.

                  (l) "Echelon Subsidiaries" shall mean all Subsidiaries of Echelon and all Echelon Investments.

                  (m) "Effective Time" shall mean 12:01 a.m., St. Petersburg, Florida time, on the Distribution Date.

                  (n) "Final Determination" shall mean the final resolution of liability for any Tax for any taxable period, including any related interest or penalties, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions which resolves the entire tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

                  (o) "Florida Progress" is defined in the recitals hereto.

                  (p) "Florida Progress Common Stock" shall mean the shares of common stock, without par value, of Florida Progress.

                  (q) "Florida Progress Group" shall mean Florida Progress and all of the direct and indirect Subsidiaries of Florida Progress as of the Distribution Date that have joined in or are eligible to join a Consolidated Return or any Prior Period Consolidated Return, other than any member of the Echelon Group.

                  (r) "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

                  (s) "Group" shall mean the Florida Progress Group and the Echelon Group, as the context may require.

                  (t)  "Included Party" is defined in Section 2.1.

                  (u) "Income Taxes" shall mean any federal, state or local Taxes determined by reference to income.

                  (v)  "Indemnifying Party" is defined in Section 3.4.

                  (w)  "Indemnitee" is defined in Section 3.4.

                  (x)  "IRS" shall mean the Internal Revenue Service.

                  (y) "Note Balance" shall mean the outstanding balance of the PCH Note plus any accrued but unpaid interest.

                  (z) "Old Florida Progress Consolidated Group" shall mean Florida Progress and all of the direct and indirect Subsidiaries of Florida Progress prior to the Distribution Date that joined in or were eligible to join a Consolidated Return or any Prior Period Consolidated Return.

                  (aa) "Other Taxes" shall mean any federal, state or local Taxes determined without regard to income.

                  (ab) "PCH Note" shall mean the note dated as of December __, 1996 to be issued in connection with the Distribution by Echelon to PCH.

                  (ac) "person" shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

                  (ad) "Policy Statement" shall mean the policy statement that clarifies the existing tax allocation practices of the Old Florida Progress Consolidated Group.

                  (ae) "Preparing Party" shall have the meaning as defined in Section 2.1.

                  (af) "Prior Period Consolidated Return" shall mean any consolidated income tax return (federal or state) of Florida Progress filed, or to be filed, for years prior to the Consolidated Return year.

                  (ag)  "Record Date" shall mean December 5, 1996.

                  (ah) "Reorganizations" shall mean the series of transactions that occurred prior to the Distribution pursuant to which Echelon became a first-tier subsidiary of PCH and the assets of PCC, Talquin and Progress Leasing became a part of Echelon.

                  (ai) "Subsidiary" shall mean any corporation of which another entity's ownership satisfies the 80-percent voting and value test of Section 1504(a)(2) of the Code.

                  (aj) "Tax" or "Taxes" whether used in the form of a noun or adjective, shall mean taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property, real property, ad-valorem, value-added, leasing, leasing use or other taxes, levies, imposts, duties, charges or withholdings of any nature. Whenever the term "Tax" or "Taxes" is used (including, without limitation, regarding any duty to reimburse another party for indemnified taxes or refunds or credits of taxes) it shall include penalties, fines, additions to tax and interest thereon.

                  (ak) "Tax Benefit" shall mean the sum of the amount by which the tax liability (after giving effect to any alternative minimum or similar tax) of a corporation or group of affiliated corporations to the appropriate taxing authority is reduced (including, without limitation, by deduction, entitlement to refund, credit or otherwise) plus any interest from such government or jurisdiction relating to such tax liability.

                  (al) "Tax Detriment" shall mean the sum of the amount by which the tax liability (after giving effect to any alternative minimum or similar tax) of a corporation or group of affiliated corporations to the appropriate taxing authority is increased (including, without limitation, by the inclusion of income or gain or by the denial of a deduction, entitlement to refund, loss or credit) plus any interest owed to such government or jurisdiction relating to such tax liability.

                  (am) "Tax Item" shall mean any item of income, capital gain, net operating loss, capital loss, deduction, credit or other tax attribute relevant to the calculation of a Tax liability.

                  (an) "Tax Returns" shall mean all reports or returns (including information returns) required to be filed or that may be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Tax or Taxes (whether domestic or foreign).

                  (ao) "Timing Adjustment" shall mean any adjustment which (i)
(x) decreases deductions, losses or credits or increases income, gains or recapture of tax credits for the period in question, and (y) will permit Echelon or any of its Subsidiaries to increase deductions, losses or tax credits or decrease income, gains or recapture of tax credits for any taxable period or periods beginning after the Distribution Date, or (ii) (x) increases deductions, losses or credits or decreases income, gains or recapture of tax credits for the period in question, and (y) will require Echelon or any of its Subsidiaries to decrease deductions, losses or tax credits or increase income, gains or recapture of tax credits for any taxable period or periods beginning after the Distribution Date.

                  1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include", "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.


                                   ARTICLE II

                      PREPARATION AND FILING OF TAX RETURNS

                  2.1      Manner of Preparation.

                  (a) All Tax Returns filed after the Distribution Date shall be prepared on a basis that is consistent with the rulings obtained from the IRS or any other Governmental Authority in connection with the Reorganizations or Distribution (in the absence of a controlling change in law or circumstances) and shall be filed on a timely basis (including pursuant to extensions) by the party responsible for such filing under this Agreement. In the absence of a controlling change in law or circumstances and unless deviation from past practice would have no adverse effect on any of the parties, all Tax Returns filed after the date of this Agreement shall be prepared on a basis consistent with the elections, accounting methods, conventions, and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar Tax Items have been filed. Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for its preparation; provided, however, that to the extent a party (or any of its Subsidiaries) is included in a Tax Return prepared by another party (the "Preparing Party"), the party not responsible for preparing the Tax Return (the "Included Party") shall have the right to review and comment on such Tax Return prior to the filing thereof in the following manner:

                  (i) The Preparing Party shall submit any part of such Tax Return relating to the Included Party to the Included Party at least 21 days prior to the date on which such Tax Return is due (including extensions). The Included Party shall submit its comments to the Preparing Party within 10 days of receipt of the relevant portions of such Tax Return. The Preparing Party shall alter such Tax Return to reflect the comments of the Included Party unless the Preparing Party reasonably believes that such alteration is not required by law and would have an adverse impact upon the Preparing Party. Notwithstanding the foregoing, at least 30 days prior to the date on which such Tax Return is due (including extensions), the Preparing Party shall use its best efforts to notify the Included Party of and to discuss with the Included Party any substantive issue that may adversely affect the Included Party.

                  (b) Unless otherwise required by the IRS, any Governmental Authority or a court, the parties hereby agree to file all Tax Returns, and to take all other actions, in a manner consistent with the position that the last day on which the Echelon Group and each of its members are included in the Old Florida Progress Consolidated Group is the Distribution Date. For any period that includes but does not end on the Distribution Date, to the extent permitted by law or administrative practice, the taxable year of each member of the Old Florida Progress Consolidated Group and any group of such members shall be treated as closing on the Distribution Date. If a taxable year of any member of the Old Florida Progress Consolidated Group or any group or other combination of such members that begins on or before and ends after the Distribution Date is not treated under the previous sentence as closing on the Distribution Date, it will be treated for purposes of this Agreement as if the member or group had a taxable year that ended on the Distribution Date, except that Tax Items that are calculated on an annual basis shall be apportioned on a time basis.

                  2.2      Predistribution Tax Returns.

                  (a) All consolidated federal income Tax Returns of the Old Florida Progress Consolidated Group that are required to be filed for periods beginning before the Distribution Date shall be prepared and filed by Florida Progress.

                  (b) All state and local income Tax Returns of any member of the Old Florida Progress Consolidated Group that may be or are required to be filed for periods beginning before the Distribution Date shall be prepared and filed by Florida Progress.

                  (c) All Tax Returns for Other Taxes of any member of the Old Florida Progress Consolidated Group that may be or are required to be filed for any period beginning before the Distribution Date shall be prepared and filed by the entity that filed the corresponding Tax Return for the most recent period for which such a Tax Return has been filed, or, if no such corresponding Tax Return has been filed, by the appropriate entity in accordance with local law or custom. See Schedule 2.2(c) for a listing of these Tax Returns for Other Taxes whose preparation and filing will be the responsibility of Echelon.

                  2.3 Post-Distribution Tax Returns. The filing of all Tax Returns for periods beginning on or after the Distribution Date shall be the responsibility of Florida Progress if they relate to the Florida Progress Group or any Subsidiary of Florida Progress and shall be the responsibility of Echelon if they relate to the Echelon Group or any Subsidiary of Echelon.


                                   ARTICLE III

                                PAYMENT OF TAXES

                  3.1      Predistribution Taxes.

                  (a) Except to the extent provided for in Section 5.2, Florida Progress shall be liable for and shall pay all Taxes due (and receive all refunds) in connection with the filing of the Old Florida Progress Consolidated Group's consolidated federal income Tax Returns, as well as any separate federal income Taxes of any member of the Old Florida Progress Consolidated Group, for all taxable periods beginning before the Distribution Date.

                  (b) Except to the extent provided for in Section 5.2 and in subsection (i) below, Florida Progress shall be liable for and shall pay to the relevant taxing authority all state and local Income Taxes (or receive all refunds) for any taxable periods for which Florida Progress has filing responsibility under Section 2.2(b) of this Agreement.

                  (i) In the case of any such taxable period that does not end on or before the Distribution Date, Echelon shall provide Florida Progress, at least 90 days prior to the due date (including extensions) of the relevant Tax Return, with a true and correct accounting of all relevant Tax Items and corresponding Taxes of Echelon and each Subsidiary of Echelon as if the taxable period for such entity began immediately after the Distribution Date (using the principles provided in Section 2.1(b) of this Agreement) and Echelon shall be liable for and shall pay to Florida Progress any such Taxes attributable to such period, including any audit adjustments to such Taxes.

                  (c) Except to the extent that a liability for such Taxes has been accrued on the balance sheet of a member of the Echelon Group on or prior to the Distribution Date, Florida Progress shall be liable for and shall pay to the relevant taxing authority all Other Taxes due or payable (or receive all refunds) for any taxable periods described in Section 2.2(c) of this Agreement. See Schedule 3.1(c) for a listing of those Other Taxes relating to any taxable periods described in Section 2.2(c) of this Agreement for which any member of the Echelon Group has accrued a liability either on or before the Distribution Date.

                  3.2 Post-Distribution Taxes. Unless otherwise provided in this Agreement:

                  (a) Florida Progress shall pay all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to periods beginning on or after the Distribution Date that are attributable to the Florida Progress Group or any Subsidiary of Florida Progress;

                  (b) Echelon shall pay all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to periods beginning on or after the Distribution Date that are attributable to the Echelon Group or any Subsidiary of Echelon.

                  3.3 Reorganization Taxes. Notwithstanding any statement to the contrary in this Agreement, and except as otherwise provided in the Distribution Agreement, to the extent that any Taxes are found to arise out of the Reorganizations or as a result of the Distribution not qualifying as a tax-free spin-off under Section 355 of the Code, then any such Tax liability (including interest and penalties) incurred by the parties (or any Subsidiaries) shall be the responsibility of Florida Progress.

                  3.4      Indemnification.

                  (a) Any and all Tax liabilities allocated to Florida Progress by this Agreement shall be "Florida Progress Liabilities" within the meaning of the Distribution Agreement and Section 4.1 thereof.

                  (b) Any and all Tax liabilities allocated to Echelon by this Agreement shall be "Echelon Liabilities" within the meaning of the Distribution Agreement and Section 4.1 thereof.

                  (c) (i) Notwithstanding the provisions of Section 4.4 of the Distribution Agreement, to the extent that one party (the "Indemnifying Party") owes money to another party (the "Indemnitee") pursuant to this Section 3.4, the Indemnitee shall, within 14 days after receiving the Indemnifying Party's calculations, submit to the Indemnifying Party the Indemnitee's calculations of the amount required to be paid pursuant to this Section 3.4, showing such calculations in sufficient detail so as to permit the Indemnifying Party to understand the calculations. The Indemnifying Party shall pay the Indemnitee, no later than 30 days prior to the due date (including extensions) of the relevant Tax Returns or 14 days after the Indemnifying Party receives the Indemnitee's calculations, the amount for which the Indemnifying Party is required to pay or indemnify the Indemnitee under this Section 3.4. The Indemnifying Party shall have the right to disagree with the Indemnitee's calculations. Any dispute regarding such calculations shall be resolved in accordance with Section 5.5 of this Agreement.

                  (ii) All indemnity payments shall be calculated on a pre-tax basis and shall be treated as contributions to capital and/or dividends immediately prior to the Distribution.

                  (d) Florida Progress shall indemnify Echelon for any Income Taxes or franchise taxes for any taxable period (or portion of a taxable period) ending before or including the Distribution Date for which Echelon may be liable solely as a result of the operation of United States Treasury regulation sections 1.1502-6 and 1.1502-77 or any state counterpart statute or regulation.


                                   ARTICLE IV

                      TAX ATTRIBUTES AND TIMING ADJUSTMENTS

                  4.1      Carrybacks.

                  (a) In the event of the realization of any Tax Item by Echelon or any of its Subsidiaries for any taxable period beginning on or after the Distribution Date which, under the applicable tax law, Echelon or any of its Subsidiaries is permitted or required to carry back to a Consolidated Return or a Prior Period Consolidated Return and the carry back of such Tax Item will result in a Tax Benefit, Echelon shall inform Florida Progress of the existence of such Tax Item and take any reasonable steps necessary to allow Florida Progress to carry back such Tax Item to a Consolidated Return or a Prior Period Consolidated Return. The amount of any Tax Benefit that results from the carry back of any Tax Item pursuant to this paragraph shall be applied against the Note Balance at the time such Tax Benefit is realized (as defined in Section 4.3(b)). To the extent the amount of the Tax Benefit exceeds the Note Balance as of the date such Tax Benefit is realized (as defined in Section 4.3(b)), Florida Progress shall remit any refund it receives with respect to the carry back of such Tax Item to Echelon within 30 days of the date such Tax Benefit is realized. In the event that two or more carrybacks of Tax Items are available for use in a Consolidated Return or in any Prior Period Consolidated Return, their order of use will be determined by the Code. Where two or more carrybacks of Tax Items have equal priority and can not be used in full, each such carryback shall be used in proportion to the total of such carrybacks.


                  (b) In the event that the Note Balance is reduced and/or an amount is paid to Echelon under Section 4.1(a) and the Tax Benefit that led to such reduction and/or payment is subsequently modified (whether as the result of an IRS adjustment or any other reason), then the amount of the reduction or payment (plus any interest) relating to such Tax Benefit shall be added to the Note Balance to the extent such Tax Benefit reduced the Note Balance and, to the extent not applied against the Note Balance, repaid to Florida Progress within 30 days of a Final Determination that the claimed Tax Benefit has been denied.

                  4.2 Deductions or Credits. Except as provided in Section 4.3, none of the parties shall be obligated to make a payment to another party as a result of utilizing a net operating loss or similar tax attribute arising in a period beginning prior to the Distribution Date.

                  4.3      Timing Adjustments.

                  (a) If an audit or other examination of any federal, state or local Tax Return for any period beginning prior to the Distribution Date shall result (by settlement or otherwise) in a Timing Adjustment in favor of Echelon or any of its Subsidiaries, then:

                  (i) Florida Progress shall notify Echelon and shall provide Echelon with adequate information so that it can reflect on the appropriate Tax Returns any resulting increases in deductions, losses or tax credits or decreases in income, gains or recapture of tax credits; and

                  (ii) Echelon shall pay Florida Progress the amount of any Tax Benefit that results from such Timing Adjustment within 30 days of the date such Tax Benefits are realized.

                  (b) If an audit or other examination of any federal, state or local Tax Return for any period beginning prior to the Distribution Date shall result (by settlement or otherwise) in a

Timing Adjustment to the detriment of Echelon or any of its Subsidiaries, then:

                  (i) Florida Progress shall notify Echelon and shall provide Echelon with adequate information so that it can reflect on the appropriate Tax Returns any resulting decreases in deductions, losses or tax credits or increases in income, gains or recapture of tax credits; and

                  (ii) Florida Progress shall pay Echelon the amount of any Tax Detriment that results from such Timing Adjustment within 30 days of the date such Tax Detriment is realized, provided, however, that the amount of any payment made by Florida Progress pursuant to this Section 4.3(b)(ii) shall not exceed the Tax Benefit realized by Florida Progress as a result of such Timing Adjustment.

                  (c) For purposes of this Section 4.3, a Tax Benefit shall be deemed to have been realized at the time any refund of Taxes is received or applied against other Taxes due, or at the time of filing of a Tax Return (including any Tax Return relating to estimated Taxes) on which a loss, deduction or credit is applied in reduction of Taxes which would otherwise be payable; provided, however, that where a party has other losses, deductions, credits or similar items available to it, such deductions, credits or similar items of such party may be applied prior to the use of any Timing Adjustment. For purposes of this Section 4.3, a Tax Detriment shall be deemed to have been realized at the time any refund of Taxes is received or applied against other Taxes due provided that such refund was reduced as a result of the Tax Detriment, or at the time of filing of a Tax Return (including any Tax Return relating to estimated Taxes) provided the Tax Detriment caused an increase in income, gain or recapture of a tax credit with respect to such Tax Return. In the event of a Tax Benefit, Echelon may, at its election, pay the amount of any Tax Benefit to Florida Progress rather than filing amended returns or otherwise reflecting adjustments or taking positions on its Tax Returns. If such an election is made, Echelon will be treated as having realized a Tax Benefit at the time it would have realized a Tax Benefit had it chosen to file amended returns or otherwise to reflect adjustments or to take positions on its Tax Returns. If any Tax Benefit realized pursuant to Section 4.3 is subsequently denied, then Florida Progress shall refund the amount of any payment for such benefit within 30 days of its notification by Echelon that a Final Determination has been reached denying the claimed Tax Benefit. In the event of a Tax Detriment, Florida Progress will not be obligated to make any payment under
(b)(ii) above unless Echelon either files amended returns or otherwise reflects the Tax Detriment on its Tax Returns. If any Tax Detriment realized pursuant to
Section 4.3 is subsequently reversed, then Echelon shall refund the amount of any payment for such detriment within 30 days of its notification that a Final Determination has been reached reversing the Tax Detriment.

                                    ARTICLE V

                   TAX AUDITS, TRANSACTIONS AND OTHER MATTERS

                  5.1 Tax Audits and Controversies. In the case of any audit, examination or other proceeding ("Proceeding") with respect to Taxes of the Old Florida Progress Consolidated Group or any member thereof for any taxable period for which Florida Progress is or may be liable for such Taxes pursuant to this Agreement, Echelon shall promptly inform Florida Progress and shall execute or cause to be executed any powers of attorney or other documents necessary to enable Florida Progress to take all actions desired by Florida Progress with respect to such Proceeding to the extent such Proceeding may affect the amount of Taxes for which Florida Progress is liable pursuant to this Agreement; Florida Progress shall have the right to control any such Proceedings and to initiate any claim for refund, file any amended return or take any other action which it deems appropriate with respect to such taxable periods, provided, however, that Florida Progress shall consult with Echelon with respect to any Proceeding that may adversely affect the Echelon Group. In addition, Florida Progress shall not enter into any final settlement or closing agreement with respect to a matter that adversely affects Echelon without the consent of Echelon, which consent may not be unreasonably withheld. Where Echelon withholds its consent to any final settlement or closing agreement, Echelon shall continue or initiate further proceedings with respect to such matter, at its own expense, and the liability of Florida Progress shall not exceed the liability that would have resulted from the proposed final settlement or closing agreement (including interest, additions to tax and penalties which have accrued at that time). Echelon shall have the right to control and to initiate any claim for refund, file any amended return or take any other action which it deems appropriate with respect to a Proceeding relating to Taxes for any taxable period beginning after the Distribution Date provided such Proceeding does not involve any Taxes attributable to any member of the Florida Progress Group.

                  5.2 Prior Agreements. Immediately prior to the Distribution, Echelon shall pay to Florida Progress, on behalf of the Echelon Group, an amount that represents Echelon Group's share of (i) Taxes due in connection with the filing of the Old Florida Progress Consolidated Group's consolidated federal and state income Tax Returns for all taxable periods beginning before the Distribution Date, (ii) all state and local Income Taxes attributable to taxable periods beginning before the Distribution Date and (iii) Other Taxes attributable to taxable periods beginning before the Distribution Date. The amount of this payment shall be determined under the Policy Statement. At the time such payment is made, any member of the Echelon Group shall be deemed to have satisfied all of its obligations under the Policy Statement. Notwithstanding the foregoing, in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior tax sharing agreements or practices between any member of the Florida Progress Group and any member of the Echelon Group, including the Policy Statement, shall be terminated with respect to the Echelon Group as of the date of the Distribution.

                  5.3 Cooperation. Florida Progress and Echelon shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and other documents and make available such information and documents as are necessary to carry out the intent of this Agreement. To the extent such cooperation requires the services of officers, directors, employees, or agents of a party, such services shall be made available in accordance with the Distribution Agreement and the cost of such services shall be borne by the party requiring such services. Each party agrees to notify the other parties of any audit adjustment that does not result in Tax liability but can reasonably be expected to affect Tax Returns of the other parties or any of their Subsidiaries.

                  5.4 Retention of Records; Access. Beginning on the Distribution Date, Florida Progress and Echelon shall, and shall cause each of their Subsidiaries to:

                  (a) retain adequate records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by any member of the Old Florida Progress Consolidated Group or any combination of such members and for any audits and litigation relating to such Tax Returns or to any Taxes payable by any member of the Old Florida Progress Consolidated Group or any combination of such members; and

                  (b) give to the other parties reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel and premises, for the purpose of the review or audit of such reports or returns to the extent relevant to an obligation or liability of a party under this Agreement and in accordance with the procedures provided in Article VI of the Distribution Agreement. The obligations set forth in these paragraphs 5.4(a) and 5.4(b) shall continue until the final conclusion of any litigation to which the records and information relate or until expiration of all applicable statutes of limitations, whichever is longer.

                  5.5 Dispute Resolution. Any dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement, shall be resolved in the manner set forth in Article VIII of the Distribution Agreement.

                           5.6      Confidentiality; Ownership of Information;
Privileged Information. The provisions of Section 6.5 of the Distribution Agreement relating to confidentiality of information, ownership of information, privileged information and related matters shall apply with equal force to any records and information prepared and/or shared by and among the parties in carrying out the intent of this Agreement.


                                   ARTICLE VI

                                  MISCELLANEOUS

                  6.1 Complete Agreement; Construction. This Agreement, including the Schedules, and the Ancillary Agreements shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, this Agreement shall control.

                  6.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each party and delivered to the other party.

                  6.3 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

                  6.4 Expenses. Except as otherwise set forth in this Agreement, each party shall bear its own costs and expenses incurred after the Distribution Date. Except as otherwise set forth in the Distribution Agreement or any Ancillary Agreement, any amount or expense to be paid or reimbursed by any party hereto to the other party hereto shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and demand therefore is made.

                  6.5 Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

                To Florida Progress Corporation:

                3201 34th Street South
                St. Petersburg, Florida  33711
                Telephone:  (813) 866-5153
                Telecopy:   (813) 866-4881

                Attn:  General Counsel


                To Echelon International Corporation:

                One Progress Plaza
                Suite 2400
                St. Petersburg, Florida  33701
                Telephone:  (813) 824-6768
                Telecopy:   (813) 824-6536

                Attn:  Chief Executive Officer


                  6.6 Waivers. The failure of either party to require strict performance by the other party of any provision in this Agreement will not waive or diminish such party's right to demand strict performance thereafter of that or any other provision hereof.

                  6.7 Amendments. Subject to the terms of Section 6.10 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

                  6.8 Assignment. (a) This Agreement shall not be assignable, in whole or in part, directly or indirectly, by either party hereto without the prior written consent of the other party hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

                  (b) Echelon will not distribute to its stockholders any interest in any Echelon Subsidiary, by way of a spin-off distribution, split-off or other exchange of interests in a Echelon Subsidiary for any interest in Echelon held by Echelon stockholders, or any similar transaction or transactions, unless the distributed Echelon Subsidiary undertakes to Florida Progress to be jointly and severally liable for all Echelon Liabilities hereunder.

                  6.9 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

                  6.10 Termination. This Agreement may be terminated, amended, modified or abandoned at any time prior to the

Distribution by and in the sole discretion of Florida Progress without the approval of Echelon or the stockholders of Florida Progress. In the event of such termination, no party shall have any liability of any kind to any other party or any other person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the parties.

                  6.11 Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party or by any entity that is contemplated to be a Subsidiary of such party on and after the Distribution Date.

                  6.12 Third Party Beneficiaries. Except as provided in Article IV of the Distribution Agreement relating to Indemnities, this Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

                  6.13 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  6.14 Schedules. The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

                  6.15 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF
FLORIDA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE
STATE OF FLORIDA.

                  6.16 Consent to Jurisdiction. Without limiting the provisions of Section 5.5 hereof, each of the parties irrevocably submits to the exclusive jurisdiction of (a) the Circuit Court of the State of Florida, Pinellas County, and (b) the United States District Court for the Middle District of Florida, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Middle District of Florida or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Circuit Court of the State of Florida, Pinellas County. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Florida with respect to any matters to which it has submitted to jurisdiction in this
Section 6.16. Each of the parties
irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Circuit Court of the State of Florida, Pinellas County, or (ii) the United States District Court for the Middle District of Florida, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  6.17 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                       FLORIDA PROGRESS CORPORATION,
                                           a Florida corporation


                                       By:/s/James V. Smallwood
                                            ------------------------
                                                James V. Smallwood
                                                Vice President and Treasurer

                                       ECHELON INTERNATIONAL
                                       CORPORATION,
                                          a Florida corporation


                                       By:/s/Darryl A. LeClair
                                            ------------------------
                                                Darryl A. LeClair
                                                President and Chief
                                                 Executive Officer

                                 Schedule 2.2(c)



Tax Returns for Other Taxes whose preparation and filing will be the responsibility of Echelon:


(i) Florida sales and use tax returns relating to the Harborage of Bayboro; and


(ii) Florida sales and use tax returns relating to Talquin Development Company (including operations under HEB Partners, 100 Carillon Associates, Ltd. and Highpoint Center Partners, Ltd.).

                                 Schedule 3.1(c)



Other Taxes relating to any taxable periods described in Section 2.2(c) of this Agreement for which any member of the Echelon Group has accrued a liability either on or before the Distribution Date:


(i) Florida sales and use tax returns relating to the Harborage of Bayboro; and


(ii) Florida sales and use tax returns relating to Talquin Development Company (including operations under HEB Partners, 100 Carillon Associates, Ltd. and Highpoint Center Partners, Ltd.).